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                                                                     EXHIBIT 4.6

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                              CASINO AMERICA, INC.

                                       TO

                              FLEET NATIONAL BANK,

                                    Trustee


                          ---------------------------


                          THIRD SUPPLEMENTAL INDENTURE

                            Dated as of May 3, 1996


                          ----------------------------



                                  $105,000,000

                          11 1/2% First Mortgage Notes

                                    Due 2001

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     THIRD SUPPLEMENTAL INDENTURE, dated as of May 3, 1996 (the "Third
Supplement") between Casino America, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), having its principal office at 711 Washington Loop, Second Floor, Biloxi, Mississippi 39530, and Fleet National Bank (formerly known as Shawmut Bank Connecticut, National Association), as Trustee (herein called the "Trustee"), for the Company's 11 1/2% First Mortgage Notes due 2001 (the "Securities").

                                    RECITALS

     The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of November 1, 1993, as supplemented by the First Supplemental Indenture, dated as of April 29, 1994, and the Second Supplemental Indenture, dated as of March 8, 1995 (the "Indenture"), under which the Securities in the aggregate principal amount of $105,000,000 were issued and are outstanding.

     In accordance with Section 902 of the Indenture, the Company has obtained the written consent of the Holders of a majority in principal amount of the Securities to certain amendments to the Indenture. The Company is authorized to enter into this Third Supplement by a Board Resolution and simultaneously herewith the Trustee has received an Opinion of Counsel and an Officers' Certificate stating that the execution of this Third Supplement is authorized or permitted by the Indenture.

     NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                  ARTICLE ONE

     SECTION 101. (a) Section 101 of the Indenture is amended by inserting into the definition of the term "Permitted Liens," in proper numerical order, a new paragraph:

          (vi) Liens with respect to the assets of Grand Palais Riverboat, Inc. ("GPRI"), securing the Indebtedness of GPRI described in Section 1012(d)(iii) and refinancing of such Indebtedness permitted by Section 1012(e) except that no such refinancing shall have a stated maturity date that is later than the stated maturity date of the Indebtedness so refinanced;

and renumbering the existing paragraphs (vi) and (vii) as (vii) and (viii), respectively.

     (b) Section 101 of the Indenture is further amended by inserting the following after the word "Subsidiaries" at the end of the first sentence of the definition of the term "Subsidiary" therein and before the period at the end of such sentence:
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     ; provided, that Capital Stock of St. Charles Gaming Company, Inc. ("SCGC")
     directly or indirectly owned or controlled by Louisiana Riverboat Gaming Partnership ("LRGP") shall be deemed not owned or controlled by the Company if and for so long as (and only if and for so long) LRGP shall be governed substantially the same as it is governed on April 25, 1996.

     SECTION 102. Section 1012(d) of the Indenture is deleted and replaced in its entirety with the following:

          (d) Indebtedness incurred by (i) a Restricted Subsidiary which has, or is a direct or indirect Subsidiary of a Restricted Subsidiary which has, an interest in an Uncollateralized Facility; (ii) RCM in an aggregate principal amount not in excess of $15 million (exclusive of the amount of any related FF&E Financing permitted under Section 1012(c) of this Indenture) to finance, or refinance any prior financing of, costs owing or previously incurred by RCM in the nature of Permitted Construction Costs relating to the construction of a hotel on a parcel of land leased by RCM in Biloxi, Mississippi together with costs owing or previously incurred by RCM in connection with the construction or acquisition of related fixtures and other improvements relating to such hotel on such parcel of land and costs owing or previously incurred by RCM in connection with the acquisition of the other equipment, furniture, inventory, accounts, revenues, contract rights and general intangibles located at or (in the case of items other than tangible personal property) used in or derived from the operation of such hotel or such parcel of land, provided, in either such case described in clauses (i) or (ii) above, that immediately before and after giving effect to the incurrence of such Indebtedness on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness pursuant to Section 1011(c) and the Company has a Collateral Value Ratio of not less than 2:1; or (iii) Indebtedness of GPRI in an original principal amount not to exceed $39,000,000, incurred pursuant to the acquisition of GPRI in accordance with the Plan of Reorganization approved in the proceeding entitled "Grand Palais Riverboat, Inc., Debtor, United States Bankruptcy Court, Eastern District of Louisiana, No. 95-12736-TMB, Chapter 11;"

     SECTION 103. Section 1011(c) of the Indenture is deleted and replaced in its entirety with the following:

          (c) Indebtedness if, immediately after giving pro forma effect to the incurrence thereof, the Consolidated Coverage Ratio would be no less than 2.5:1, and Indebtedness in an amount not to exceed $39,000,000 incurred in the form of a guarantee by the Company of the Indebtedness of GPRI described in Section 1012(d)(iii);

     SECTION 104. Section 501(4) of the Indenture is amended by inserting the following after the word "Indebtedness" where twice appearing:

     (including Indebtedness of GPRI described in Section 1012(d)(iii)).

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     SECTION 105.  Section 1022 of the Indenture is amended by inserting the following after the word "leasehold" at the end of paragraph (ii) thereof and before the semicolon (";") appearing immediately thereafter:

     . Notwithstanding anything in this Section 1022 or elsewhere in this Indenture to the contrary, the Company shall not be required to pledge to the Trustee the stock of SCGC acquired by it from Crown Casino Corporation in 1996, until such time as SCGC shall become a Subsidiary of the Company or at such earlier time, if any, as it may do so without violating, contravening or causing a default (howsoever denominated) under any stockholder agreement, credit or loan agreement, mortgage, security or pledge agreement or similar instrument, agreement or other document binding on the Company or otherwise affecting SCGC or the stock thereof existing on April 25, 1996 or thereafter executed and delivered in connection with the acquisition by the Company of stock of SCGC from Crown Casino Corporation in 1996. Notwithstanding anything in this Section 1022 or elsewhere in this Indenture to the contrary, the Company shall not be required to grant a security interest in the assets of GPRI (other than FF&E) until the final satisfaction of the Indebtedness of GPRI described in Section 1012(d)(iii) and refinancing of such Indebtedness permitted by Section 1012(e) except that no such refinancing shall have a stated maturity date that is later than the stated maturity date of the Indebtedness so refinanced and the release and discharge of Liens securing such Indebtedness or refinancing.

     SECTION 106. Section 1014 of the Indenture is amended by adding the following paragraph at the end thereof:

          In addition to the foregoing, the Company will not create, incur, assume or suffer to exist, and shall not permit any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien of any kind upon the 50% of the capital stock of SCGC acquired by it from Crown Casino Corporation in 1996, other than Liens to which such capital stock was subject on the date of such acquisition.

     SECTION 107. Section 1018 of the Indenture is amended by inserting before the first word thereof (which is the word "In") the paragraph letter "(a)", and by adding to the end of Section 1018 the following:

          (b) If (i) after April 25, 1996 any legislation or regulation is enacted or promulgated by any governmental entity (Federal, state, parish or local) having jurisdiction over the State of Louisiana, its navigable waterways or Calcasieu Parish, Louisiana which either (A) prohibits, or purports to prohibit, cruising or dockside gaming in Calcasieu Parish, Louisiana (whether the effect of such legislation or regulation is immediate or is to take effect in the future) or (B) is reasonably expected to materially and adversely affect the financial condition or results of operation or both of GPRI or SCGC and (ii) at the time such legislation or regulation is enacted or promulgated, GPRI shall be a Subsidiary of the Company, then on or before the 90th day after each fiscal

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     year end of the Company following such enactment or promulgation, the
     Company shall make an offer to purchase (a "GPRI Offer") from all holders of Securities at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase up to a maximum principal amount (expressed as a multiple of $1,000) of Securities equal to (w) the Net Income of GPRI for the most recently completed fiscal year of the Company, plus (x) Depreciation Expense and Amortization Expense of GPRI for such period, minus (y) mandatory principal payments on Indebtedness of GPRI paid with respect to such fiscal year, minus (z) the lesser of (1) capital expenditures actually paid or made by GPRI during such period or (2) $1,500,000; provided, that in so calculating the amount of Net Income of GPRI, the income tax liability of GPRI shall be calculated as if GPRI were not a member of any consolidated group. Each GPRI Offer shall remain open for a period of at least 20 business days. To the extent any GPRI Offer is not fully subscribed to by the holders of the Securities, the Company may retain such unutilized portion of the Net Income of GPRI as so adjusted.

                                  ARTICLE TWO

     SECTION 201.   Effective Date of This Third Supplement.

     This Third Supplement will be effective upon the date first written above, the Company having delivered to the Trustee evidence of consent from the Holders of at least a majority in principal amount of the Securities then outstanding.

     SECTION 202.   Indenture Ratified.

     Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

     SECTION 203.   Counterparts.

     This Third Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     SECTION 204.   Trustee Not Responsible.

     The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

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     SECTION 205.   Definitions and Terms.

     Unless otherwise defined herein, all initially capitalized terms used herein shall have the meanings assigned to such terms in the Indenture.

     SECTION 206.   Governing Law.

     This Third Supplement shall be governed by and construed in accordance with the law of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplement to be duly executed as of the day and year first above written.


                                    CASINO AMERICA, INC.


                                    By: /s/ Allan Solomon
                                       --------------------------
                                       Name:  Allan Solomon
                                       Title: Executive Vice president

Attest:  /s/ R.A. Yeisley
         --------------------------
         Name:  Rexford A. Yeisley
         Title: Chief Financial Officer

                                    FLEET NATIONAL BANK,
                                    as Trustee


                                    By: /s/ Steven Cimalore
                                       --------------------------
                                       Name:  Steven Cimalore
                                       Title: Vice President


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